UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2005

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	Telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation.
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

______________

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 7.01 Regulation FD Disclosure

On March 11, 2005, Puget Sound Energy completed the acquisition of the proposed 150-megawatt (MW) Hopkins Ridge Wind Project in southeastern Washington state from Blue Sky Wind, LLC and issued its key contractor, RES America Construction Inc., a notice-to-proceed with construction of the project. Blue Sky Wind and RES America Construction are both affiliates of Renewable Energy Systems, Ltd. of the United Kingdom. Hopkins Ridge is situated on 11,000 acres of remote, open wheat fields approximately 15 miles northeast of Dayton, Washington. The wind farm will feature more than 80 Vestas 1.8-MW wind turbines providing up to 150 MW of capacity (52 average MW). Upon completion of construction, which is expected to last roughly nine months, the energy from the project will be delivered to PSE’s service territory by Bonneville Power Administration’s (BPA) transmission system. PSE anticipates spending up to $200 million on the project, which it solely owns. This total includes approximately $180 million to acquire and construct the wind plant, $10 million to fund upgrades to the transmission systems of BPA and other regional transmission providers, and the balance on development, transaction and financing costs.  PSE’s decision to acquire the Hopkins Ridge project followed an extensive review process that started when PSE issued an “all-source” request for proposals in February 2004. PSE reviewed numerous proposals featuring a variety of generation technologies, including more than 40 proposal options from 10 developers of new wind-power projects in the Pacific Northwest that taken together represented approximately 1,800 MW of renewable energy.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

/s/ James W. Eldredge
James W. Eldredge
Corporate Secretary and Chief Accounting Officer

Date: March 11, 2005